Exhibit 5.1

Our ref	GDK\613559\3328608v2
Direct tel	+852 2971 3008
Email	greg.knowles@maplesandcalder.com
Suntech Power Holdings Co., Ltd.
17-6 Changjiang South Road
New District
Wuxi
Jiangsu Province 214028
People’s Republic of China
8 July 2009
Dear Sir
Suntech Power Holdings Co., Ltd.
We act as Cayman Islands counsel for Suntech Power Holdings Co., Ltd (the “Company”), a Cayman Islands company, in connection with the Company’s shelf registration statement on Form F-3ASR, including all amendments or supplements thereto (the “Shelf Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to which the Company has registered US$50,000,000 worth of its Ordinary Shares, par value of US$0.01 per share, issuable in connection with American Depositary Shares (the “ADSs”) to be issued upon conversion of the loan consisting of a principal amount of US$50,000,000 (the “Loan”) between the Company as borrower and International Finance Corporation (the “IFC”) as lender, exercisable by IFC pursuant to the Agreements (as defined below).
1	Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents (the "Documents”):
1.1	the Certificate of Incorporation dated 8 August 2005 and Memorandum and Articles of Association of the Company adopted by special resolution on 26 October 2005 (together the “Memorandum and Articles of Association”);

1.2	the written resolutions of the directors of the Company dated 30 June 2009 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	a certificate of good standing dated 30 June 2009 issued by the Registrar of Companies (the “Certificate of Good Standing”);

1.4	a certificate from a director of the Company dated 8 July 2009, a copy of which is annexed hereto (the “Director’s Certificate”);

1.5	the Shelf Registration Statement;

1.6	the Prospectus Supplement dated 8 July 2009 and the accompanying Prospectus dated 21 May 2009;

1.7	a Loan Agreement dated as of 30 June 2009 between IFC and the Company; and

1.8	a Registration Rights Agreement dated as of 7 July 2009 between IFC and the Company.

The documents referred to in paragraphs 1.7 and 1.8 above are collectively referred to as the “Agreements”.
2	Assumptions
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:
(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

(iii)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	Opinions
The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.
Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$5,000,000 divided into 500,000,000 Ordinary Shares of a nominal or par value of US$0.01 each.

3.3	The Ordinary Shares issuable upon the conversion of the Loan which are issued pursuant to the Shelf Registration Statement have been duly authorised and when such shares have been issued and paid for in the manner described in and pursuant to the terms of the Shelf Registration Statement and/or the Prospectus (including any supplement thereto) and registered in the register of members (shareholders), the shares will be legally issued and allotted, and credited as fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such shares).

4	Qualifications
This opinion is subject to the following qualification and limitation that under the Companies Law (2007 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2007 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Shelf Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Shelf Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Shelf Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.
Yours faithfully
Maples and Calder